Exhibit 99.1

Item 6.  Selected Financial Data.

The following table sets forth selected financial data for the periods and dates indicated.  This data should be read in conjunction with, and is qualified in its entirety by reference to, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included in Item 15. “Exhibits and Financial Statement Schedules” of our Annual Report on Form 10-K for the year ended December 31, 2009.

We revised our historical audited selected financial data to give effect to the reverse stock split of our common shares that was effective on July 1, 2010.  The reverse stock split had no effect on our reported net income or net income available for common shareholders; however, it did affect our weighted average common shares outstanding, our earnings per common share and our common distributions declared per share for all periods presented.  Amounts are in thousands, except per share data.

Income Statement Data

	Year Ended December 31,
	2009		2008	2007	2006	2005
Total revenues	$849,722		$835,855	$783,671	$744,413	$655,730
Income from continuing operations	76,666		83,559	94,626	222,215	127,528
Net income (1)	164,674		244,645	124,255	250,580	164,984
Net income available for common shareholders (2)	114,006		193,977	59,453	198,974	118,984
Common distributions declared	134,741		190,302	136,239	220,481	172,065

Weighted average common shares outstanding – basic	56,055		56,617	53,590	52,491	49,458
Weighted average common shares outstanding – diluted	63,353		63,915	60,888	54,131	49,458

Earnings per common share:
Income from continuing operations available for common shareholders – basic and diluted	$0.46		$0.58	$0.56	$3.25	$1.65
Net income available for common shareholders – basic and diluted (2)	2.03		3.43	1.11	3.79	2.41

Common distributions declared	2.40	(3)	3.36	2.52	4.20	3.36

Balance Sheet Data

	December 31,
	2009	2008	2007	2006	2005
Real estate properties (4)	$6,323,681	$6,242,257	$6,156,294	$5,762,273	$5,224,574
Equity investments	158,822	—	—	—	194,297
Total assets	6,121,321	6,016,099	5,859,332	5,575,949	5,327,167
Total indebtedness, net	2,992,650	2,889,918	2,774,160	2,397,231	2,520,156
Total shareholders’ equity	2,889,066	2,921,112	2,902,883	2,950,768	2,645,486

(1)   Changes in net income result from property acquisitions during all periods presented, the contribution of 29 properties to Government Properties Income Trust during 2009, gains of $99.8 million recognized in 2009 from the sale of properties and extinguishment of debt, losses of $31.9 million recognized in 2009 from asset impairment, gains of $137.2 million recognized in 2008 from the sale of properties, gains of $116.3 million recognized in 2006 from the sale of all 7.7 million Senior Housing Properties Trust, or SNH, common shares and 4.0 million Hospitality Properties Trust common shares we owned and gains of $11.8 million recognized in 2005 from equity transactions of equity investments and the sale of 950,000 of our SNH common shares.

(2)   Net income available for common shareholders is net income reduced by preferred distributions and the excess redemption price paid over the carrying value of preferred shares.

(3)   Includes $0.48 per common share distribution which was declared on December 11, 2009, and paid on January 29, 2010, to shareholders of record as of the close of business on December 21, 2009.

(4)   Excludes value of acquired real estate leases.